Exhibit (a)(1)(xii)

MARCH 28, 2012

SUPPLEMENT TO OFFER TO PURCHASE

HUTCHINSON TECHNOLOGY INCORPORATED

Offer to Purchase for Cash

relating to up to $26,666,000 of

8.50% Convertible Senior Notes due 2026

Upon the terms and subject to the conditions described in the prospectus and offer to purchase dated March 27, 2012 (as supplemented by this supplement and as it may be further supplemented or amended from time to time, the “offer to purchase”), and set forth in the related letter of transmittal, Hutchinson Technology Incorporated will apply $20.0 million in cash to offer to purchase its 8.50% Convertible Senior Notes due 2026 (the “Outstanding 8.50% Notes”), in an amount equal to $750 in cash for each $1,000 principal amount of Outstanding 8.50% Notes, up to $26,666,000 in aggregate principal amount (the “Outstanding 8.50% Notes Tender Limit”) of Outstanding 8.50% Notes (the “Outstanding 8.50% Notes Tender Offer”). If an aggregate principal amount of Outstanding 8.50% Notes in excess of the Outstanding 8.50% Notes Tender Limit is tendered for purchase, Hutchinson Technology Incorporated will accept the Outstanding 8.50% Notes tendered for purchase on a pro rata basis and return any Outstanding 8.50% Notes that are not accepted for purchase to the holder of such notes.

The Outstanding 8.50% Notes Tender Offer will expire at 9:00 a.m., New York City time, on April 12, 2012 (the “8.50% Expiration Date”) unless earlier terminated or extended by us. Tenders of Outstanding 8.50% Notes may be withdrawn at any time before 9:00 a.m., New York City time, on the 8.50% Expiration Date. Outstanding 8.50% Notes that are not tendered for purchase before the 8.50% Expiration Date will remain outstanding.

Capitalized terms that are used but not defined in this supplement have the meanings ascribed to them in the offer to purchase.

See “Risk Factors” beginning on page 47 of the offer to purchase for certain risks that you should consider before participating in the Outstanding 8.50% Notes Tender Offer.

Neither we, our officers, our board of directors, the information agent, the exchange agent nor the dealer manager is making any recommendation as to whether you should choose to tender your Outstanding 8.50% Notes for purchase pursuant to the 8.50% Notes Tender Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved or passed upon the accuracy or adequacy of the offer to purchase or this supplement thereto. Any representation to the contrary is a criminal offense.

The date of this supplement is March 28, 2012

No person is authorized to give any information or to represent anything not contained in the offer to purchase or this or any other accompanying supplement to the offer to purchase we may provide you. You must not rely on any unauthorized information or representations not contained in the offer to purchase or this or any other accompanying supplement to the offer to purchase. The offer to purchase or this or any other accompanying supplement to the offer to purchase does not constitute the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in the offer to purchase or this or any other accompanying supplement to the offer to purchase is accurate only as of the date of that document.

RECENT DEVELOPMENTS

On March 28, 2012, the Company’s 3.25% Tender/Exchange Offer expired and the Company became irrevocably committed to purchase for cash $21,097,125 in aggregate principal amount of Outstanding 3.25% Notes for an aggregate purchase price of $16,877,700 plus accrued and unpaid interest, and to issue $38,931,000 in aggregate principal amount of New Notes, plus cash payments in lieu of issuing partial New Notes and for accrued and unpaid interest, in exchange for $43,260,000 in aggregate principal amount of Outstanding 3.25% Notes.

Concurrently with the expiration of the 3.25% Tender/Exchange Offer, the Company executed a Securities Purchase Agreement pursuant to which the Company anticipates issuing in the Private Placement $40,000,000 in aggregate principal amount of Private Notes and Warrants to purchase 3,869,000 shares of its common stock, for an aggregate purchase price of $39,400,000. The Company anticipates that the Private Placement will close on Friday, March 30, 2012, which date will also be the 3.25% Settlement Date. As a result, the Company will have Residual Private Placement Proceeds of $22,522,300, of which it will apply up to $20,000,000 to fund the purchase of up to $26,666,000 aggregate principal amount of Outstanding 8.50% Notes tendered and accepted for purchase pursuant to the Outstanding 8.50% Notes Tender Offer.

PNC Bank National Association, as lender under our revolving credit facility, has amended its previously granted consent to permit use of the Private Placement Proceeds to purchase the Outstanding 8.50% Notes pursuant to the Outstanding 8.50% Notes Tender Offer.

SUPPLEMENTAL QUESTIONS AND ANSWERS ABOUT THE OUTSTANDING 8.50% NOTES TENDER OFFER

The following questions and answers supplement the questions and answers in the offer to purchase. For additional questions and answers and to fully understand the Outstanding 8.50% Notes Tender Offer and the other considerations that may be important to your decision about whether to participate, you should carefully read this supplement together with the offer to purchase, including “Risk Factors.”

Q: What securities are being sought in the Outstanding 8.50% Notes Tender Offer?

A: We are offering to purchase for cash up to $26,666,000 aggregate principal amount of the Outstanding 8.50% Notes.

Q: Is there a maximum amount of Outstanding 8.50% Notes that will be accepted in the Outstanding 8.50% Notes Tender Offer?

A: Yes, we will purchase up to $26,666,000 aggregate principal amount of Outstanding 8.50% Notes.

Q: How will the Company fund the purchase of Outstanding 8.50% Notes?

A: On March 28, 2012, the 3.25% Tender/Exchange Offer expired and the Company became irrevocably committed to purchase for cash $21,097,125 in aggregate principal amount of Outstanding 3.25% Notes for an aggregate purchase price of $16,877,700. Concurrently with the expiration of the 3.25% Tender/Exchange Offer, the Company executed a Securities Purchase Agreement pursuant to which the Company anticipates issuing $40,000,000 in aggregate principal amount of Private Notes and Warrants to purchase 3,869,000 shares of its common stock in the Private Placement, for an aggregate purchase price of $39,400,000. The Company anticipates that the Private Placement will close on Friday, March 30, 2012, which date will also be the 3.25% Settlement Date. As a result, the Company will have Residual Private Placement Proceeds of $22,522,300 from the Private Placement, of which it will apply up to $20,000,000 to fund the purchase of up to $26,666,000 aggregate principal amount of Outstanding 8.50% Notes.

Q: What are the conditions to the Outstanding 8.50% Notes Tender Offer?

A: The Outstanding 8.50% Notes Tender Offer is subject to certain customary conditions described in the offer to purchase in “The Offers – Conditions to the Offers.” We have obtained the consent of PNC Bank National Association, as lender under our revolving credit facility, to permit use of the Private Placement Proceeds to purchase the Outstanding 8.50% Notes pursuant to the Outstanding 8.50% Notes Tender Offer, and the financing condition to our Outstanding 8.50% Notes Tender Offer has been satisfied.

SUPPLEMENT TO SUMMARY OF THE OFFERS

The Outstanding 8.50% Notes Tender Offer

The following is a brief summary of certain changes in the terms of the Outstanding 8.50% Notes Tender Offer as a result of the expiration of the 3.25% Tender/Exchange Offer and satisfaction of the financing condition. For a more complete description, see the “Outstanding 8.50% Notes Tender Offer” in this supplement and “The Offers” in the offer to purchase.

Terms of the Outstanding 8.50% Notes Tender Offer	The Company will have Residual Private Placement Proceeds of $22,522,300, of which up to $20,000,000 will be applied to purchase up to $26,666,000 of Outstanding 8.50% Notes. Except as set forth in this supplement, the terms of the Outstanding 8.50% Notes Tender Offer have not been changed, modified or amended.

Conditions to the Outstanding 8.50% Notes Tender Offer	PNC Bank National Association, as lender under our revolving credit facility, has amended its previously granted consent to permit use of the Private Placement Proceeds to purchase the Outstanding 8.50% Notes pursuant to the Outstanding 8.50% Notes Tender Offer. The Private Placement Proceeds financing condition to our Outstanding 8.50% Notes Tender Offer has been satisfied. Except as amended by this supplement, the conditions to the 8.50% Notes Tender Offer have not been waived or modified.

Source of Funds	We will use up to $20,000,000 of Residual Private Placement Proceeds to purchase Outstanding 8.50% Notes tendered pursuant to the Outstanding 8.50% Notes Tender Offer.

YOU SHOULD READ THIS SUPPLEMENT TOGETHER WITH THE OFFER TO PURCHASE AND THE 8.50% NOTES LETTER OF TRANSMITTAL CAREFULLY BEFORE MAKING A DECISION TO TENDER YOUR OUTSTANDING 8.50% NOTES PURSUANT TO THE OUTSTANDING 8.50% NOTES TENDER OFFER.

SELECTED FINANCIAL INFORMATION

As a result of the expiration of the 3.25% Tender/Exchange Offer and the anticipated additional Private Placement Proceeds, we are providing the following supplemental financial information:

The pro forma financial information for the fiscal year ended September 25, 2011 and the thirteen weeks ended December 25, 2011 set forth below assumes the 3.25% Tender/Exchange Offer and Private Placement results are as follows:

•	an aggregate principal amount of $43,260,000 of Outstanding 3.25% Notes were tendered for exchange in the Exchange Option,

•	an aggregate principal amount of $21,097,000 of such notes were tendered for purchase in the Tender Option, and

•

an aggregate principal amount of $40,000,000 Private Notes and Warrants exercisable for 3,869,000 shares of the Company’s common stock at an exercise price of $.01 per share were purchased in the Private Placement.

The pro forma financial information for the fiscal year ended September 25, 2011 and the thirteen weeks ended December 25, 2011 set forth below assumes that an aggregate principal amount of $26,666,000 Outstanding 8.50% Notes were tendered for purchase in the Outstanding 8.50% Notes Tender Offer.

The following tables set forth pro forma financial information for the dates and periods indicated. Dollar amounts are in thousands, except per share amounts.

	Fifty-two Weeks Ended September 25, 2011	pro forma adjustments								Fifty-two Weeks Ended September 25, 2011 (pro forma)
		3.25% Exchange Option (a)		3.25% Tender Option (b)		Private Placement (c)		8.50% Tender Offer (d)
Net sales	$278,090									$278,090
Cost of sales	267,739									267,739

Gross profit	10,351									10,351
Research and development expenses	14,592									14,592
Selling, general and administrative expenses	40,844									40,844
Severance and other expenses	6,745									6,745

Loss from operations	(51,830)									(51,830)
Other income, net	1,868									1,868
Gain on extinguishment of debt	8,382									8,382
Interest Income	188									188
Interest expense	(15,065)	585	(a1)	1,837	(b1)	(4,764	)(c1)	1,872	(d1)	(15,535)
Gain on short- and long-term investments	978									978

(Loss) income before income taxes	(55,479)	585		1,837		(4,764)		1,872		(55,949)
Provision for income taxes	86									86

Net (loss) income	$(55,565)	$585		$1,837		$(4,764)		$1,872		$(56,035)

Basic (loss) income per share	$(2.38)	$0.03		$0.08		$(0.20)		$0.08		$(2.40)

Diluted (loss) income per share	$(2.38)	$0.03		$0.08		$(0.20)		$0.08		$(2.40)

Weighted-average common shares outstanding	23,377	23,377		23,377		23,377		23,377		23,377

Weighted-average diluted shares outstanding	23,377	23,377		23,377		23,377		23,377		23,377

	As of September 25, 2011	pro forma adjustments								As of September 25, 2011 (pro forma)
		3.25% Exchange Option (a)		3.25% Tender Option (b)		Private Placement (c)		8.50% Tender Offer (d)
ASSETS
Current assets:
Cash and cash equivalents	$57,554	$(3,900	)(a2)	$(16,878	)(b2)	$39,400	(c2)	$(20,000	)(d2)	$56,176
Short-term investments	1,612									1,612
Trade receivables, net	44,998									44,998
Other receivables	7,064									7,064
Inventories	55,018									55,018
Other current assets	4,312									4,312

Total current assets	170,558	(3,900)		(16,878)		39,400		(20,000)		169,180
Property, plant and equipment, net	223,134									223,134
Other assets	7,313			(114	)(b3)			(906	)(d3)	6,293

Total assets	$401,005	$(3,900)		$(16,992)		$39,400		$(20,906)		$398,607

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$10,681									$10,681
Accounts payable	18,373									18,373
Accrued expenses	7,759									7,759
Accrued compensation	12,431									12,431

Total current liabilities	49,244									49,244
Convertible notes, net of discount	144,159			(19,670	)(b4)	33,182	(c3)	(22,878	)(d4)	134,793
Long-term debt, less current maturities	—									—
Other long-term liabilities	1,280									1,280
Shareholders’ equity:
Common stock $.01 par value, 100,000,000 shares authorized, 23,387,000 issued and outstanding	234									234
Additional paid-in capital	419,984			(147	)(b5)	6,218	(c4)			426,055
Accumulated other comprehensive income	190									190
Accumulated (loss) income	(214,086)	(3,900	)(a2)	2,825	(b6)			1,972	(d5)	(213,189)

Total shareholders’ equity	206,322	(3,900)		2,678		6,218		1,972		213,290

Total liabilities and shareholders’ equity	$401,005	$(3,900)		$(16,992)		$39,400		$(20,906)		$398,607

	Thirteen Weeks Ended December 25, 2011	pro forma adjustments								Thirteen Weeks Ended December 25, 2011 (pro forma)
		3.25% Exchange Option (a)		3.25% Tender Option (b)		Private Placement (c)		8.50% Tender Offer (d)
Net sales	$58,475									$58,475
Cost of sales	56,174									56,174

Gross profit	2,301									2,301
Research and development expenses	3,948									3,948
Selling, general and administrative expenses	7,173									7,173
Severance and other expenses	(711)									(711)
Flood related costs, net of insurance recoveries	—									—

Loss from operations	(8,109)									(8,109)
Other (expense) income, net	(87)									(87)
Interest income	17									17
Interest expense	(4,283)	175	(a7)	452	(b7)	(1,191	)(c7)	803	(d7)	(4,044)
Gain on short- and long-term investments	30									30

(Loss) income before income taxes	(12,432)	175		452		(1,191)		803		(12,193)
Provision for income taxes	44									44

Net (loss) income	$(12,476)	$175		$452		$(1,191)		$803		$(12,237)

Basic (loss) income per share	$(0.53)	$0.01		$0.02		$(0.05)		$0.03		$(0.52)

Diluted (loss) income per share	$(0.53)	$0.01		$0.02		$(0.05)		$0.03		$(0.52)

Weighted-average common shares outstanding	23,395	23,395		23,395		23,395		23,395		23,395

Weighted-average diluted shares outstanding	23,395	23,395		23,395		23,395		23,395		23,395

	As of December 25, 2011	pro forma adjustments								As of December 25, 2011 (pro forma)
		3.25% Exchange Option (a)		3.25% Tender Option (b)		Private Placement (c)		8.50% Tender Offer (d)
ASSETS
Current assets:
Cash and cash equivalents	$54,635	$(3,900	)(a8)	$(16,878	)(b8)	$39,400	(c8)	$(20,000	)(d8)	$53,257
Short-term investments	1,200									1,200
Trade receivables, net	35,143									35,143
Other receivables	12,426									12,426
Inventories	52,912									52,912
Other current assets	3,946									3,946

Total current assets	160,262	(3,900)		(16,878)		39,400		(20,000)		158,884
Property, plant and equipment, net	211,643									211,643
Other assets	7,043			(94	)(b9)			(841	)(d9)	6,108

Total assets	$378,948	$(3,900)		$(16,972)		$39,400		$(20,841)		$376,635

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$184									$184
Accounts payable	16,744									16,744
Accrued expenses	10,185									10,185
Accrued compensation	10,976									10,976

Total current liabilities	38,089									38,089
Convertible notes, net of discount	145,831			(19,931	)(b10)	33,182	(c9)	(23,106	)(d10)	135,976
Long-term debt, less current maturities
Other long-term liabilities	1,208									1,208
Shareholders’ equity:
Common stock $.01 par value, 100,000,000 shares authorized, 23,399,000 issued and outstanding	234									234
Additional paid-in capital	420,392			(147	)(b11)	6,218	(c10)			426,463
Accumulated other comprehensive loss	(244)									(244)
Accumulated (loss) income	(226,562)	(3,900	)(a8)	3,106	(b12)			2,265	(d11)	(225,091)

Total shareholders’ equity	193,820	(3,900)		2,959		6,218		2,265		201,362

Total liabilities and shareholders’ equity	$378,948	$(3,900)		$(16,972)		$39,400		$(20,841)		$376,635

Footnote A—The Exchange Option

The pro forma financial information for the fiscal year ended September 25, 2011 and the thirteen weeks ended December 25, 2011 set forth below assumed that we exchanged $43,260,000 aggregate principal amount of Outstanding 3.25% Notes for $38,934,000 aggregate principal amount of New Notes on September 27, 2010 (the first date of our 2011 fiscal year) and September 26, 2011 (the first date of our 2012 first fiscal quarter). It was determined that the terms of the New Notes and Outstanding 3.25% Notes were not substantially different and therefore debt modification accounting was applied in accordance with Financial Accounting Standards Board (“FASB”) guidance. As a result, no gain or loss was recorded. The difference between the book value of the Outstanding 3.25% Notes and the par value of the New Notes issued in the exchange, along with the remaining discount on the Outstanding 3.25% Notes, will be accreted over the remaining term of the New Notes. Previously incurred debt issuance costs will also be amortized over the remaining term of the New Notes.

The pro forma interest expense adjustment was determined by subtracting the coupon rate of interest expense related to the aggregate principal amount of $43,260,000 of Outstanding 3.25% Notes and adding the interest expense assuming the issuance of $38,934,000 aggregate principal amount of New Notes, which includes the coupon rate of interest and the resulting debt discount amortization of the original and new debt instruments after the modification.

Pro forma interest expense adjustment was calculated as follows (in thousands):

	Fiscal Year Ended September 25, 2011 (pro forma)		Thirteen Weeks Ended December 25, 2011 (pro forma)
Subtract Outstanding 3.25% Notes retired interest expense	$(1,398)		$(351)
Add New Notes interest expense	3,309		827
Change in discount amortization expense due to debt modification	(2,108)		(592)
Change in amortization of loan fees	(388)		(59)

Pro forma interest expense adjustment	$(585	)(a1)	$(175	)(a7)

For footnotes (a2) and (a8), we expect to incur approximately $3,900,000 in debt issuance fees that will be expensed when incurred.

Footnote B—The Tender Option

The pro forma financial information for the fiscal year ended September 25, 2011 and the thirteen weeks ended December 25, 2011 set forth below assumed that we purchased $21,097,000 aggregate principal amount of Outstanding 3.25% Notes for $16,878,000 of cash on September 27, 2010 (the first date of our 2011 fiscal year) and September 26, 2011 (the first date of our 2012 first fiscal quarter). The pro forma interest expense adjustment was determined by subtracting the interest expense related to the $21,097,000 aggregate principal amount of Outstanding 3.25% Notes retired, which includes the coupon rate of interest, debt discount amortization and amortization of loan fees.

The pro forma financial information assumed debt extinguishment accounting in accordance with FASB guidance. For derecognition of the Outstanding 3.25% Notes, we applied authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). We may recognize a gain or loss on this debt extinguishment for accounting purposes, and all unamortized costs previously recorded with respect to the Outstanding 3.25% Notes, including the remaining associated debt discount, will be written-off.

Pro forma interest expense adjustment was calculated as follows (in thousands):

	Fiscal Year Ended September 26, 2011 (pro forma)		Thirteen Weeks Ended December 25, 2011 (pro forma)
Subtract Outstanding 3.25% Notes retired interest expense	$(682)		$(171)
Subtract Outstanding 3.25% Notes retired discount amortization expense	(1,075)		(261)
Subtract Outstanding 3.25% Notes retired amortization of loan fees	(80)		(20)

Pro forma interest expense adjustment	$(1,837	)(b1)	$(452	)(b7)

The difference between the fair value and the carrying value of the liability component of our Outstanding 3.25% Notes retired at the date of extinguishment was treated as a gain on extinguishment of debt. The difference between the fair value of the liability component and the fair value of the consideration exchanged was treated as reacquisition of the equity component, which resulted in a reduction to additional paid-in capital. The market pricing assumptions for the Outstanding 3.25% Notes used management’s best estimate of fair value based on market data. Actual fair value may vary depending on market conditions at the time of exchange. Dollar amounts are in thousands.

	As of September 25, 2011 (pro forma)		As of December 25, 2011 (pro forma)
Retire $21,097,000 Outstanding 3.25% Notes with cash
Net carrying amount of $21,097,000 Outstanding 3.25% Notes, net of discount	$19,662	(b4)	19,923	(b10)
Subtract fair value of Outstanding 3.25% Notes retired liability component	(16,723)		(16,723)
Subtract Outstanding 3.25% Notes retired debt issuance costs	(114	)(b3)	(94	)(b9)

Net gain on extinguishment of debt	$2,825	(b6)	3,106	(b12)

Fair value of consideration given to extinguish Outstanding 3.25% Notes	$16,870	(b2)	16,870	(b8)
Subtract fair value of Outstanding 3.25% Notes liability component	(16,723)		(16,723)

Reduction of additional paid in capital	$147	(b5)	147	(b11)

Footnote C—The Private Placement

The pro forma financial information for the fiscal year ended September 25, 2011 and the thirteen weeks ended December 25, 2011 set forth below assumes that $40,000,000 aggregate principal amount of Private Notes and Warrants entitling the holder to purchase 3,869,000 shares of our common stock for a purchase price of $39,400,000 were issued on September 27, 2010 (the first date of our 2011 fiscal year) and September 26, 2011 (the first date of our 2012 first fiscal quarter). The pro forma interest expense adjustment was determined by adding the interest expense assuming $40,000,000 aggregate principal amount of Private Notes, which includes the coupon rate of interest and debt discount amortization, as shown separately below.

Pro forma interest expense adjustment was calculated as follows (in thousands):

	Fiscal Year Ended September 25, 2011 (pro forma)		Thirteen Weeks Ended December 25, 2011 (pro forma)
Add Private Notes interest expense	$3,400		$850
Add Private Notes discount amortization expense	1,364		341

Pro forma interest expense adjustment	$4,764	(c1)	$1,191	(c7)

The sale of $40,000,000 aggregate principal amount of the Private Notes and the Warrants were recorded based on fair value at the time of issuance. The Warrants were accounted for as additional paid-in capital in the amount of $6,218,000, and the Private Notes were recorded in the amount of $33,182,000 with a related debt discount of $6,818,000. The debt discount will be amortized using the effective interest rate method. The market pricing assumptions for the Private Notes and Warrants used management’s best estimate of fair value based on market data. Actual fair value may vary depending on market conditions at the time of issuance. Dollar amounts are in thousands.

	As of September 25, 2011 (pro forma)		As of December 25, 2011 (pro forma)
Proceeds received from the sale of $40,000,000 Private Notes	$39,400	(c2)	39,400	(c8)
Warrants recorded in additional paid-in capital	6,218	(c4)	6,218	(c10)

Private Notes	33,182	(c3)	33,182	(c9)
Debt discount	6,818		6,818

Footnote D—The Outstanding 8.50% Notes Tender Offer

The pro forma financial information for the fiscal year ended September 25, 2011 and the thirteen weeks ended December 25, 2011 set forth below assumed that we purchased $26,666,000 aggregate principal amount of Outstanding 8.50% Notes for $20,000,000 of cash on September 27, 2010 (the first date of our 2011 fiscal year) and September 26, 2011 (the first date of our 2012 first fiscal quarter). The pro forma interest expense adjustment was determined by subtracting the interest expense related to the $26,666,000 aggregate principal amount of Outstanding 8.50% Notes retired, which includes the coupon rate of interest, debt discount amortization and amortization of loan fees.

The pro forma financial information assumed debt extinguishment accounting in accordance with FASB guidance. We may recognize a gain or loss on this debt extinguishment for accounting purposes, and all unamortized costs previously recorded with respect to the Outstanding 8.50% Notes, including the remaining associated debt discount, will be written-off.

Pro forma interest expense adjustment was calculated as follows (in thousands):

	Fiscal Year Ended September 26, 2011 (pro forma)		Thirteen Weeks Ended December 25, 2011 (pro forma)
Subtract Outstanding 8.50% Notes retired interest expense	$(1,410)		$(567)
Subtract Outstanding 8.50% Notes retired discount amortization expense	(402)		(170)
Subtract Outstanding 8.50% Notes retired amortization of loan fees	(60)		(66)

Pro forma interest expense adjustment	$(1,872	)(d1)	$(803	)(d7)

The difference between the carrying value and the consideration given at the date of extinguishment was treated as a gain on extinguishment of debt. Dollar amounts are in thousands.

	As of September 25, 2011 (pro forma)		As of December 25, 2011 (pro forma)
Retire $26,666,000 Outstanding 8.50% Notes with cash
Net carrying amount of $26,666,000 Outstanding 8.50% Notes, net of discount	$22,878	(d4)	23,106	(d10)
Subtract consideration given	(20,000	)(d2)	(20,000	) (d8)
Subtract Outstanding 8.50% Notes retired debt issuance costs	(906	)(d3)	(841	)(d9)

Net gain on extinguishment of debt	$1,972	(d5)	2,265	(d11)

Summary

The pro forma financial information set forth below includes the above-described components of the transactions described in the offer to purchase. The pro forma financial information for the fiscal year ended September 25, 2011 and the thirteen weeks ended December 25, 2011 assumed that we purchased $21,097,000 aggregate principal amount of Outstanding 3.25% Notes, exchanged $43,260,000 aggregate principal amount of Outstanding 3.25% Notes for $38,934,000 aggregate principal amount of New Notes, issued $40,000,000 of Private Notes for $39,400,000 of cash, and purchased $26,666,000 aggregate principal amount of Outstanding 8.50% Notes as of September 27, 2010 (the first date of our 2011 fiscal year) and September 26, 2011 (the first date of our 2012 first fiscal quarter). The pro forma net loss was determined by subtracting the interest expense related to the Outstanding 3.25% Notes and Outstanding 8.50% Notes retired, which includes the coupon rate of interest, debt discount amortization and amortization of loan fees, and adding the interest expense of the New Notes and the Private Notes, which includes the coupon rate of interest and debt discount amortization as shown separately below. Dollar amounts are in thousands except per share amounts.

	Fiscal Year Ended September 25, 2011			Thirteen Weeks Ended December 25, 2011
	(actual)	(pro forma adjustment)	(pro forma)	(actual)	(pro forma adjustment)	(pro forma)
OTHER DATA
Interest expense (A)	15,065	470	15,535	4,283	(239)	4,044
Net loss	(55,565)	(470)	(56,035)	(12,476)	239	(12,237)
Per Share Information:
Net loss — diluted (C)	$(2.38)	$(0.02)	$(2.40)	$(0.53)	$(0.01)	$(0.52)
Shareholders’ equity (book value) (B)	$8.82	$0.30	$9.12	$8.28	$0.32	$8.60

(A)	Pro forma interest expense adjustment was calculated as follows (in thousands):

	Fiscal Year Ended September 25, 2011 (pro forma)	Thirteen Weeks Ended December 25, 2011 (pro forma)
Subtract Outstanding 3.25% Notes retired interest expense	$(2,080)	$(522)
Subtract Outstanding 3.25% Notes retired discount amortization expense	(1,075)	(261)
Change in discount amortization expense due to the debt modification	(2,108)	(592)
Subtract Outstanding 3.25% Notes retired and change in amortization of loan fees	(468)	(79)
Subtract Outstanding 8.50% Notes retired interest expense	(1,410)	(567)
Subtract Outstanding 8.50% Notes retired discount amortization expense	(402)	(170)
Subtract Outstanding 8.50% Notes retired amortization of loan fees	(60)	(66)
Add New Notes and Private Notes interest expense	6,709	1,677
Add New Notes and Private Notes discount amortization expense	1,364	341

Pro forma interest expense adjustment	$470	$(239)

(B)	Our pro forma shareholders’ equity (book value) per share for the fiscal year ended September 25, 2011 and the thirteen weeks ended December 25, 2011 assumes that we purchased $21,097,000 aggregate principal amount of Outstanding 3.25% Notes, exchanged $43,260,000 aggregate principal amount of Outstanding 3.25% Notes for $38,934,000 of aggregate principal amount of New Notes, issued $40,000,000 aggregate principal amount of Private Notes for $39,400,000 of cash, and purchased $26,666,000 aggregate principal amount of Outstanding 8.50% Notes on September 25, 2011 (the last date of our 2011 fiscal year) and December 25, 2011 (the last date of our 2012 first fiscal quarter), and includes any gain or loss on the purchase and exchange offers and approximately $3,900,000 in debt issuance fees that will be expensed when incurred.

(C)	Per share data does not reflect the dilutive effect of potential common shares associated with the Warrants of 3,869,000 as they are antidilutive.

The pro forma financial information for the fiscal year ended September 25, 2011 and the thirteen weeks ended December 25, 2011 set forth below assumed that we exchanged $43,260,000 aggregate principal amount of Outstanding 3.25% Notes for $38,934,000 aggregate principal amount of New Notes on September 27, 2010 (the first date of our 2011 fiscal year) and September 26, 2011 (the first date of our 2012 first fiscal quarter). It was determined that the terms of the New Notes and Outstanding 3.25% Notes were not substantially different and therefore debt modification accounting was applied in accordance with FASB guidance. As a result, no gain or loss was recorded. The difference between the book value of the Outstanding 3.25% Notes and the par value of the New Notes issued in the exchange, along with the remaining discount on the Outstanding 3.25% Notes, will be accreted over the remaining term of the New Notes. Previously incurred debt issuance costs will also be amortized over the remaining term of the New Notes.

The pro forma interest expense adjustment was determined by subtracting the coupon rate of interest expense related to the aggregate principal amount of $43,260,000 of Outstanding 3.25% Notes and adding the interest expense assuming the issuance of $38,934,000 aggregate principal amount of New Notes, which includes the coupon rate of interest and the resulting debt discount amortization of the original and new debt instruments after the modification. We expect to incur approximately $3,900,000 in debt issuance fees that will be expensed when incurred.

The pro forma financial information for the Tender Option in the 3.25% Tender/Exchange Offer assumed debt extinguishment accounting in accordance with FASB guidance. For derecognition of the Outstanding 3.25% Notes, we applied authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). We may recognize a gain or loss on this debt extinguishment for accounting purposes, and all unamortized costs previously recorded with respect to the Outstanding 3.25% Notes, including the remaining associated debt discount, will be written-off.

The sale of $40,000,000 aggregate principal amount of the Private Notes and Warrants were recorded based on fair value at the time of issuance. The Warrants were accounted for as additional paid-in capital in the amount of $6,218,000, and the Private Notes were recorded in the amount of $33,182,000 with a related debt discount of $6,818,000. The debt discount will be amortized using the effective interest rate method. The market pricing assumptions for the Private Notes and Warrants used management’s best estimate of fair value based on market data. Actual fair value may vary depending on market conditions at time of issuance. Dollar amounts are in thousands.

The pro forma financial information for the Outstanding 8.50% Notes Tender Offer assumed debt extinguishment accounting in accordance with FASB guidance. We may recognize a gain or loss on this debt extinguishment for accounting purposes, and all unamortized costs previously recorded with respect to the Outstanding 3.25% Notes, including the remaining associated debt discount, will be written-off.

	As of September 25, 2011 (pro forma)	As of December 25, 2011 (pro forma)
Retire $21,097,000 Outstanding 3.25% Notes with cash

Net carrying amount of $21,097,000 Outstanding 3.25% Notes, net of discount	$19,662	$19,923
Subtract fair value of Outstanding 3.25% Notes retired liability component	(16,723)	(16,723)
Subtract Outstanding 3.25% Notes retired debt issuance costs	(114)	(94)

Net gain on extinguishment of Outstanding 3.25% Notes retired	$2,825	$3,106

Retire $26,666,000 Outstanding 8.50% Notes with cash
Net carrying amount of $26,666,000 Outstanding 8.50% Notes, net of discount	$22,878	$23,106
Subtract consideration given	(20,000)	(20,000)
Subtract Outstanding 8.50% Notes retired debt issuance costs	(906)	(841)

Net gain on extinguishment of Outstanding 8.50% Notes retired	1,972	2,265

Net gain on extinguishment of debt	$4,797	$5,371

Fair value of consideration given to extinguish Outstanding 3.25% Notes	$16,870	$16,870

Subtract fair value of Outstanding 3.25% Notes liability component	(16,723)	(16,723)

Reduction of additional paid in capital	$147	$147

Warrants recorded in additional paid-in capital	(6,218)	(6,218)

Total increase in additional paid-in capital	$(6,071)	$(6,071)

The pro forma shareholders’ equity (book value) was calculated as follows (in thousands, except per share data):

	As of September 25, 2011 (pro forma)	As of December 25, 2011 (pro forma)
Reduction of additional paid-in capital due to extinguishment of Outstanding 3.25% Notes retired	$(147)	$(147)
Add Warrants recorded in additional paid-in capital	6,218	6,218
Add Outstanding 3.25% Notes retired gain on extinguishment of debt	2,825	3,106
Add Outstanding 8.50% Notes retired gain on extinguishment of debt	1,972	2,265
Debt issuance expense	(3,900)	(3,900)

Pro forma shareholders’ equity (book value) adjustment	$6,968	$7,542

Shares of stock outstanding	23,387,000	23,399,000
Pro forma shareholders’ equity (book value) adjustment (A)	$0.30	$0.32

(A)	Per share data does not reflect the effect of potential common shares associated with the Warrants of 3,869,000.

RATIO OF EARNINGS TO FIXED CHARGES

The pro forma financial information for the fiscal year ended September 25, 2011 and the thirteen weeks ended December 25, 2011 assumes that we purchased $21,097,000 aggregate principal amount of Outstanding 3.25% Notes and exchanged $43,260,000 aggregate principal amount of Outstanding 3.25% Notes for $38,934,000 aggregate principal amount of New Notes, issued $40,000,000 aggregate principal amount of Private Notes for $39,400,000 in cash, and purchased $26,666,000 aggregate principal amount of Outstanding 8.50% Notes as of September 27, 2010 (the first date of our 2011 fiscal year) and September 26, 2011 (the first date of our 2012 first fiscal quarter). The pro forma net loss was determined by subtracting the interest expense related to the Outstanding 3.25% Notes and Outstanding 8.50% Notes, which includes the coupon rate of interest, debt discount amortization and amortization of loan fees related to tendered notes, and adding the interest expense of the New Notes and Private Notes, which includes the coupon rate of interest and debt discount amortization.

The pro forma financial information for the fiscal year ended September 25, 2011 and the thirteen weeks ended December 25, 2011 set forth below assumed that we exchanged $43,260,000 aggregate principal amount of Outstanding 3.25% Notes for $38,934,000 aggregate principal amount of New Notes on September 27, 2010 (the first date of our 2011 fiscal year) and September 26, 2011 (the first date of our 2012 first fiscal quarter). It was determined that the terms of the New Notes and Outstanding 3.25% Notes were not substantially different and therefore debt modification accounting was applied in accordance with FASB guidance. As a result, no gain or loss was recorded. The difference between the book value of the Outstanding 3.25% Notes and the par value of the New Notes issued in the exchange, along with the remaining discount on the Outstanding 3.25% Notes, will be accreted over the remaining term of the New Notes. Previously incurred debt issuance costs will also be amortized over the remaining term of the New Notes.

The pro forma interest expense adjustment was determined by subtracting the coupon rate of interest expense related to the aggregate principal amount of $43,260,000 of Outstanding 3.25% Notes and adding the interest expense assuming the issuance of $38,934,000 aggregate principal amount of New Notes, which includes the coupon rate of interest and the resulting debt discount amortization of the original and new debt instruments after the modification. We expect to incur approximately $3,900,000 in debt issuance fees that will be expensed when incurred.

The pro forma financial information for the Tender Option in the 3.25% Tender/Exchange Offer assumed debt extinguishment accounting in accordance with FASB guidance. For derecognition of the Outstanding 3.25% Notes, we applied authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). We may recognize a gain or loss on this debt extinguishment for accounting purposes, and all unamortized costs previously recorded with respect to the Outstanding 3.25% Notes retired, including the remaining associated debt discount, will be written-off.

The sale of $40,000,000 aggregate principal amount of the Private Notes and Warrants were recorded based on fair value at the time of issuance. The Warrants were accounted for as additional paid-in capital in the amount of $6,218,000, and the Private Notes were recorded in the amount of $33,182,000 with a related debt discount of $6,818,000. The debt discount will be amortized using the effective interest rate method. The market pricing assumptions for the Private Notes and Warrants used management’s best estimate of fair value based on market data. Actual fair value may vary depending on market conditions at time of issuance.

The pro forma financial information for the Tender Option in the Outstanding 8.50% Tender Offer assumed debt extinguishment accounting in accordance with FASB guidance. We may recognize a gain or loss on this debt extinguishment for accounting purposes, and all unamortized costs previously recorded with respect to the Outstanding 8.50% Notes retired, including the remaining associated debt discount, will be written-off.

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated.

	Fiscal Year Ended												Thirteen Weeks Ended December 25, 2011
	September 30, 2007		September 28, 2008		September 27, 2009		September 26, 2010		September 25, 2011
									(actual)		(pro forma)		(actual)		(pro forma)
Ratio of earnings to fixed charges	(A	)	(A	)	(A	)	(A	)	(A	)	(A	)(B)	(A	)	(A	)(B)

(A)	Due to insufficient earnings during the fiscal year ended September 30, 2007 and losses in all other periods presented, the ratio coverage was less than 1:1 for all periods presented. For the fiscal years ended September 30, 2007, September 28, 2008, September 27, 2009, and September 26, 2010, we would have needed to generate additional earnings of $17,744,000, $45,060,000, $167,186,000 and $60,521,000, respectively, in order to cover the fixed charges in those periods. For the fiscal year ended September 25, 2011, actual and pro forma, we would have needed to generate additional earnings of $55,640,000, and $56,110,000 respectively. For the thirteen weeks ended December 25, 2011, actual and pro forma, we would have needed to generate additional earnings of $12,572,000 and $12,333,000, respectively.
(B)	Pro forma interest expense adjustment was calculated as follows (in thousands):

	Fiscal Year Ended September 25, 2011 (pro forma)	Thirteen Weeks Ended December 25, 2011 (pro forma)
Subtract Outstanding 3.25% Notes retired interest expense	$(2,080)	$(522)
Subtract Outstanding 3.25% Notes retired discount amortization expense	(1,075)	(261)
Change in discount amortization expense due to the debt modification	(2,108)	(592)
Subtract Outstanding 3.25% Notes retired amortization of loan fees	(468)	(79)
Subtract Outstanding 8.50% Notes retired interest expense	(1,410)	(567)
Subtract Outstanding 8.50% Notes retired discount amortization expense	(402)	(170)
Subtract Outstanding 8.50% Notes retired amortization of loan fees	(60)	(66)
Add New Notes and Private Notes interest expense	6,709	1,677
Add New Notes and Private Notes discount amortization expense	1,364	341

Pro forma interest expense adjustment	$470	$(239)

The ratio of earnings to fixed charges is calculated as follows:

(earnings)
(fixed charges)

For purposes of calculating the ratios, earnings (loss) consist of:

•	pre-tax income (loss) from continuing operations;

•	amortization of capitalized interest; and

•	fixed charges,

and exclude capitalized interest.

For purposes of calculating the ratios, fixed charges consist of:

•	interest on debt, both expensed and capitalized;

•	amortized premiums, discounts and capitalized expenses related to indebtedness; and

•	the estimated interest included in rental expense.

CAPITALIZATION

The following table sets forth our capitalization as of December 25, 2011 on an actual basis and on an as adjusted basis to give effect to the 3.25% Tender/Exchange Offer, Private Placement and Outstanding 8.50% Tender Offer. You should read the information set forth in the table below in conjunction with “Selected Financial Information,” our consolidated financial statements and the related notes, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information provided in the offer to purchase and this supplement. The “Adjustments” information is not intended to provide any indication of what our actual financial position, including actual cash balances and borrowings, would have been had the 3.25% Tender/Exchange Offer, Private Placement and 8.50% Tender Offer been completed as of December 25, 2011 or to project our financial position for any future date. The information provided as of December 25, 2011 is not intended to provide any indication of what our actual financial position, including actual cash balances and borrowings, will be for the full fiscal year ending September 30, 2012 or any future period.

The “Adjustments” information as of December 25, 2011 assumes that we purchased $21,097,000 aggregate principal amount of Outstanding 3.25% Notes, exchanged $43,260,000 aggregate principal amount of Outstanding 3.25% Notes for $38,934,000 aggregate principal amount of New Notes, issued $40,000,000 aggregate principal amount of Private Notes for $39,400,000 in cash, and purchased $26,666,000 aggregate principal amount of Outstanding 8.50% Notes as on December 25, 2011 (the last date of our 2012 first fiscal quarter).

The “Adjustments” information as of December 25, 2011 assumes the purchase of Outstanding 3.25% Notes for cash in the 3.25% Tender/Exchange Offer was considered to be debt extinguishment accounting and the exchange of Outstanding 3.25% Notes for New Notes in the 3.25% Tender/Exchange Offer was considered to be a debt modification as the exchange did not result in debt instruments that were substantially different in accordance with FASB guidance. We may recognize a gain or loss on this purchase of Outstanding 3.25% Notes for cash for accounting purposes, and all unamortized costs previously recorded with respect to the Outstanding 3.25% Notes extinguished, including the remaining associated debt discount, will be written off. No gain or loss was recorded on the exchange aspect of the 3.25% Tender/Exchange Offer for accounting purposes and all unamortized costs previously recorded with respect to the Outstanding 3.25% Notes exchanged, including the remaining associated debt discount, will be accreted over the remaining term of the New Notes.

The “Adjustments” information as of December 25, 2011 assumes the proceeds from the sale of the Private Notes and Warrants were recorded based on their fair value at time of issuance. The Warrants were accounted for as additional paid-in capital, and the Private Notes were recorded net of the resulting debt discount. The debt discount will be amortized using the effective interest rate method. The market pricing assumptions for the Private Notes and Warrants used management’s best estimate of fair value based on market data. Actual fair value may vary depending on market conditions at the time of issuance. Dollar amounts in thousands.

	As of December 25, 2011
	Actual (Unaudited)	Adjustments	As adjusted for the Offers (Unaudited)
Outstanding 3.25% Notes, net of discount (A)	$72,030	$(60,266)	$11,764
Outstanding 8.50% Notes, net of discount (B)	73,801	(23,106)	50,695
New Notes and Private Notes, net of discount offered hereby (C)	—	73,517	73,517
PNC Revolver	—		—
Capital leases and other	184		184

Total debt	146,015		136,160
Total shareholders’ equity (D)	193,820	7,542	201,362

Total capitalization	$339,835		$337,522

(A)	Assumes extinguishment of Outstanding 3.25% Notes in the amount of $21,097,000 with a debt discount of $1,166,000 for a carrying value of $19,931,000 and debt modification of $43,260,000 Outstanding 3.25% notes with a debt discount of $2,925,000 for a carrying value of $40,335,000.
(B)	Assumes extinguishment of Outstanding 8.50% Notes in the amount of $26,666,000 with a debt discount of $4,108,000 for a carrying value of $22,558,000.
(C)	Assumes New Notes and Private Notes in the aggregate principal amount of $78,934,000 with an estimated debt discount of $5,417,000 for an estimated carrying value of $73,517,000. The market pricing assumptions for the New Notes and Private Notes used management’s best estimate of fair value. Actual fair value may vary depending on market conditions at the time of issuance.
(D)	Our pro forma shareholders’ equity for the thirteen weeks ended December 25, 2011 assumes that (a) we purchased $21,097,000 aggregate principal amount of Outstanding 3.25% Notes resulting in a $3,106,000 gain on extinguishment of debt and $147,000 reduction of additional paid-in capital, (b) exchanged $43,260,000 aggregate principal amount of Outstanding 3.25% Notes for $38,934,000 aggregate principal amount of New Notes, (c) issued $40,000,000 of Private Notes for $39,400,000 in cash, (d) Warrants were accounted for as additional paid-in capital in the amount of $6,218,000, and (e) purchased $26,666,000 aggregate principal amount of Outstanding 8.50% Notes resulting in a $2,265,000 gain on extinguishment of debt on December 25, 2011 (the last date of our thirteen weeks ended December 25, 2011). We expect to incur $3,900,000 in debt issuance fees that will be expensed when incurred. The pro forma shareholders’ equity was calculated as follows (in thousands):

As of December 25, 2011 (pro forma)
Reduction of additional paid-in capital due to $64,357,000 Outstanding 3.25% Notes retired	$(147)
Add Warrants recorded in additional paid-in capital	6,218
Add Outstanding 3.25% Notes retired gain on extinguishment of debt	3,106
Add Outstanding 8.50% Notes retired gain on extinguishment of debt	2,265
Debt issuance expense	(3,900)

Pro forma shareholders’ equity (book value) adjustment	$7,542

The pro forma financial information for the fiscal year ended September 25, 2011 and the thirteen weeks ended December 25, 2011 set forth below assumed that we exchanged $43,260,000 aggregate principal amount of Outstanding 3.25% Notes for $38,934,000 aggregate principal amount of New Notes on September 27, 2010 (the first date of our 2011 fiscal year) and September 26, 2011 (the first date of our 2012 first fiscal quarter). It was determined that the terms of the New Notes and Outstanding 3.25% Notes were not substantially different and therefore debt modification accounting was applied in accordance with FASB guidance. As a result, no gain or loss was recorded. The difference between the book value of the Outstanding 3.25% Notes and the par value of the New Notes issued in the exchange, along with the remaining discount on the Outstanding 3.25% Notes, will be accreted over the remaining term of the New Notes. Previously incurred debt issuance costs will also be amortized over the remaining term of the New Notes.

The pro forma interest expense adjustment was determined by subtracting the coupon rate of interest expense related to the aggregate principal amount of $43,260,000 of Outstanding 3.25% Notes and adding the interest expense assuming the issuance of $38,934,000 aggregate principal amount of New Notes, which includes the coupon rate of interest and the resulting debt discount amortization of the original and new debt instruments after the modification. We expect to incur approximately $3,900,000 in debt issuance fees that will be expensed when incurred.

The pro forma financial information for the Tender Option of the 3.25% Tender/Exchange Offer assumed debt extinguishment accounting in accordance with FASB guidance. For derecognition of the Outstanding 3.25%

Notes, we applied authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). We may recognize a gain or loss on this debt extinguishment for accounting purposes, and all unamortized costs previously recorded with respect to the Outstanding 3.25% Notes, including the remaining associated debt discount, will be written-off.

The sale of $40,000,000 aggregate principal amount of the Private Notes and Warrants were recorded based on their fair value at the time of issuance. The Warrants were accounted for as additional paid-in capital in the amount of $6,218,000, and the Private Notes were recorded in the amount of $33,782,000 with a related debt discount of $6,818,000. The debt discount will be amortized using the effective interest rate method. The market pricing assumptions for the Private Notes and Warrants used management’s best estimate of fair value based on market data. Actual fair value may vary depending on market conditions at time of issuance. Dollar amounts are in thousands.

The pro forma financial information for the Outstanding 8.50% Notes Tender Offer assumed debt extinguishment accounting in accordance with FASB guidance. We may recognize a gain or loss on this debt extinguishment for accounting purposes, and all unamortized costs previously recorded with respect to the Outstanding 3.25% Notes, including the remaining associated debt discount, will be written-off.

As of December 25, 2011 (pro forma)
Retire $21,097,000 Outstanding 3.25% Notes with cash
Net carrying amount of $21,097,000 Outstanding 3.25% Notes, net of discount	$19,923
Subtract fair value of Outstanding 3.25% Notes retired liability component	(16,723)
Subtract Outstanding 3.25% Notes retired debt issuance costs	(94)

Net gain on extinguishment of Outstanding 3.25% Notes retired	$3,106

Retire $26,666,000 Outstanding 8.50% Notes with cash
Net carrying amount of $26,666,000 Outstanding 8.50% Notes, net of discount	$23,106
Subtract consideration given	(20,000)
Subtract Outstanding 8.50% Notes retired debt issuance costs	(841)

Net gain on extinguishment of Outstanding 8.50% Notes retired	2,265

Net gain on extinguishment of debt	$5,371

Fair value of consideration given to extinguish Outstanding 3.25% Notes	$16,870
Subtract fair value of Outstanding 3.25% Notes liability component	(16,723)

Reduction of additional paid in capital	$147

Warrants recorded in additional paid-in capital	(6,218)

Total increase in additional paid-in capital	$(6,071)

The pro forma shareholders’ equity (book value) was calculated as follows (in thousands, except per share data):

As of December 25, 2011 (pro forma)
Reduction of additional paid-in capital due to extinguishment of Outstanding 3.25% Notes retired	$(147)
Add Warrants recorded in additional paid-in capital	6,218
Add Outstanding 3.25% Notes retired gain on extinguishment of debt	3,106
Add Outstanding 8.50% Notes retired gain on extinguishment of debt	2,265
Debt issuance expense	(3,900)

Pro forma shareholders’ equity (book value) adjustment	$7,542

Shares of stock outstanding	23,399,000
Pro forma shareholders’ equity (book value) adjustment (A)	$0.32

(A)	Per share data does not reflect the effect of potential common shares associated with the Warrants of 3,869,000.

THE OUTSTANDING 8.50% NOTES TENDER OFFER

This supplement modifies certain disclosure with respect to the Outstanding 8.50% Notes Tender Offer as a result of the expiration of the 3.25% Tender/Exchange Offer and the Private Placement. Except as modified by this supplement, the terms of Outstanding 8.50% Notes Tender Offer have not been changed, modified or amended. For a more complete description of the terms of the Outstanding 8.50% Notes Tender Offer, see “The Offers” in the offer to purchase.

Securities Subject to the Outstanding 8.50% Notes Tender Offer

The Company will receive Residual Private Placement Proceeds of $22,522,300 and will use up to $20,000,000 to purchase for cash up to $26,666,000 aggregate principal amount of the Outstanding 8.50% Notes.

Terms of the Outstanding 8.50% Notes Tender Offer

Pursuant to the Outstanding 8.50% Notes Tender Offer, holders of Outstanding 8.50% Notes may elect to receive cash, subject to the Outstanding 8.50% Tender Limit of $26,666,000 in aggregate principal amount of Outstanding 8.50% Notes. Holders of Outstanding 8.50% Notes will receive an amount equal to $750 in cash for each $1,000 principal amount of Outstanding 8.50% Notes tendered and accepted for purchase. If the aggregate principal amount of Outstanding 8.50% Notes tendered for purchase exceeds $26,666,000, we will accept Outstanding 8.50% Notes tendered for purchase on a pro rata basis. After application of the pro rata calculation, we will round the principal amount of the Outstanding 8.50% Notes to be accepted for purchase down to the nearest $1,000 principal amount. We will purchase up to $26,666,000 in aggregate principal amount of Outstanding 8.50% Notes in the Outstanding 8.50% Notes Tender Offer.

Conditions to the Outstanding 8.50% Notes Tender Offer

PNC Bank National Association, as lender under our revolving credit facility, has consented to the use of the Private Placement Proceeds to purchase the Outstanding 8.50% Notes pursuant to the Outstanding 8.50% Notes Tender Offer. The Private Placement Proceeds financing condition to our Outstanding 8.50% Notes Tender Offer has been satisfied. Except as amended by this supplement, the conditions to the 8.50% Notes Tender Offer have not been waived or modified. See “The Offers – Conditions to the Offers” in the offer to purchase.

Source of Funds

We will use up to $20,000,000 of Residual Private Placement Proceeds to purchase Outstanding 8.50% Notes tendered pursuant to the Outstanding 8.50% Notes Tender Offer.

The exchange agent for the Outstanding 8.50% Notes Tender Offer is:

D.F. King & Co., Inc.

48 Wall Street

22nd Floor

New York, New York 10005

By Facsimile Transmission	For Confirmation:
(for eligible institutions only)	(212) 493-6996
(212) 809-8838
Attn: Elton Bagley

The information agent for the Outstanding 8.50% Notes Tender Offer is:

D.F. King & Co., Inc.

48 Wall Street

22nd Floor

New York, New York 10005

Banks and brokers call (212) 269-5550

All others call toll-free: (800) 758-5880

Questions, requests for assistance and requests for additional copies of this supplement may be directed to the exchange agent and information agent

The dealer manager for the Outstanding 8.50% Notes Tender Offer is:

Houlihan Lokey

245 Park Avenue

20th Floor

New York, NY 10167

Call Collect: (212) 497-7864